Krystal Biotech Announces Second Quarter 2026 Financial and Operating Results
$119.2 million in 2Q VYJUVEK global revenue and $965.9 million since launch
Multiple clinical data readouts in 2H 2026
On track for VYJUVEK launches in Spain and Italy later this year
Strong balance sheet, ending the quarter with $1.1 billion in cash and investments

PITTSBURGH, August 3, 2026 (GLOBE NEWSWIRE) – Krystal Biotech, Inc. (the “Company” or “Krystal”) (NASDAQ: KRYS) today reported financial results for the second quarter ended June 30, 2026 and provided a business update.
“Our second quarter reflects the strength of the Krystal model: a global commercial product that continues to perform, a strong balance sheet, and a pipeline now moving toward multiple registrational readouts,” said Krish S. Krishnan, Chairman and Chief Executive Officer of Krystal Biotech. “VYJUVEK is not only changing the standard of care for DEB patients around the world, it is also giving us the ability to advance high-conviction rare disease programs across the eye, lung, and skin with focus and discipline. We believe the next 12 to 18 months have the potential to mark an important transition for Krystal from a commercial success story to a multi-product genetic medicines company.”
VYJUVEK® (beremagene geperpavec-svdt, or B-VEC)
for the Treatment of Dystrophic Epidermolysis Bullosa (DEB)
The Company recorded $119.2 million in global VYJUVEK net product revenue for the second quarter of 2026, an increase of 24% compared to the prior year second quarter. Gross margin for the quarter was 95%.
VYJUVEK launch performance in the United States continues to reflect durable demand, broad reimbursement access, and increasing use of VYJUVEK as a lifelong wound management therapy. The Company has secured over 730 reimbursement approvals for VYJUVEK and, as of the end of 2Q 2026, had expanded the VYJUVEK prescriber base to include over 640 unique prescribers. The Company’s patient support initiatives are also experiencing strong engagement, helping DEB patients leverage the recent VYJUVEK label update and increased administration flexibility to better integrate treatment into ongoing wound care routines.
Internationally, VYJUVEK continues to gain momentum across the Company’s initial launch markets of Germany, France, and Japan, with growing physician engagement, patient starts, and prescription demand. The Company is also actively pursuing opportunities to further strengthen and expand the global reach of VYJUVEK:
•The Company is advancing pricing and reimbursement discussions across Europe. Pricing discussions with German and French reimbursement authorities remain ongoing and are expected to continue until at least 2H 2026 in Germany and into 2027 in France. Pricing discussions in Italy and Spain are also progressing and the Company continues to expect commercial launches in both countries before year end.

•In May, VYJUVEK was approved by the United Kingdom (UK) Medicines and Healthcare products Regulatory Agency and, in June, VYJUVEK received the Prix Galien UK Award for Best Product for Orphan Disease, marking the third national Prix Galien recognition for VYJUVEK. Pricing discussions in the UK are now underway.
•The Company expects to file multiple additional marketing authorization applications for VYJUVEK in 2H 2026, including in Switzerland and Australia.
Ophthalmology
KB803 for the treatment and prevention of corneal abrasions in DEB patients
The Company’s registrational, intra-patient, double-blind, de-centralized, placebo-controlled study (IOLITE) with crossover design evaluating KB803 for the treatment and prevention of corneal abrasions in DEB patients was fully enrolled in April and is on track for a top-line data readout in 4Q 2026. The primary efficacy endpoint of IOLITE is the change in the average number of days per month with corneal abrasion symptoms while receiving KB803 versus placebo. Details about the study can be found at www.clinicaltrials.gov under NCT identifier: NCT07016750.
KB801 for the treatment of neurotrophic keratitis (NK)
The Company continues to enroll in EMERALD-1, the Company’s registrational, 1:1 randomized, double-masked, multicenter, placebo-controlled study evaluating KB801 for the treatment of NK. The Company expects to complete enrollment of approximately 60 patients in EMERALD-1 before year end. The primary efficacy endpoint of EMERALD-1 is the proportion of patients with complete healing of corneal epithelium at eight weeks. Details about the study can be found at www.clinicaltrials.gov under NCT identifier: NCT06999733.
Respiratory
KB407 for the treatment of cystic fibrosis (CF)
Enrollment and dosing is ongoing in the Company’s open label, single-arm study to evaluate the safety of repeat dose KB407 for 24 weeks in patients with CF who are ineligible for, do not tolerate, or do not benefit from modulator therapy. The Company expects to complete enrollment of approximately five patients and report interim study results before year end. Details of the study can be found at www.clinicaltrials.gov under NCT identifier: NCT05504837. Earlier this year, the Company announced the successful delivery and expression of wild-type CFTR protein in the lungs of patients with CF treated with KB407.
The Company continues to work closely with the United States Food and Drug Administration (FDA), the Cystic Fibrosis Foundation (CFF), and the CF Therapeutics Development Network Coordinating Center at Seattle Children’s Research Institute (TDNCC) on an innovative registrational study design and statistical analysis plan that explores using prospectively collected natural history data from the CFF and TDNCC to supplement placebo control data for evaluation of KB407 treatment effect. The Company will share the design and associated statistical analysis of the registrational study following alignment with the FDA, which is expected in 4Q 2026, and is on track to initiate the registrational study in 2027.
KB408 for the treatment of alpha-1 antitrypsin deficiency (AATD) lung disease

The Company continues to enroll in repeat dose Cohort 2B of SERPENTINE-1, the Company’s open label dose escalation study evaluating KB408 in adult patients with AATD with a Pi*ZZ or a Pi*ZNull genotype. Cohort 2B is designed to evaluate the safety and tolerability of repeat KB408 dosing at the same dose level that was previously shown to safely deliver SERPINA1 to the lungs of AATD patients after a single dose. Details of the study can be found at www.clinicaltrials.gov under NCT identifier: NCT06049082. The Company expects to report interim study results in 2027.
Pipeline expansion
In May, the Company presented preclinical data at the American Society of Gene & Cell Therapy 2026 Annual Meeting on early-stage respiratory genetic medicine candidates for the treatment of primary ciliary dyskinesia.
Dermatology
KB111 for the treatment of Hailey-Hailey disease (HHD)
The Company has started enrolling and dosing patients in HALITE-1, its open label, single-arm study to evaluate the safety of KB111, administered once weekly for 12 weeks, in patients with HHD. The Company expects to enroll approximately seven patients and report interim study results before year end. Details of the study can be found at www.clinicaltrials.gov under NCT identifier: NCT07717346.
The Company has also completed development of its HHD-specific severity scale for the clinical evaluation of KB111 and validation is currently underway. The Company expects to meet with the FDA following the completion of HALITE-1 to discuss study results, the scale, and study designs to enable a registrational study start in 2027.
Oncology
Inhaled KB707 for the treatment of non-small cell lung cancer (NSCLC)
At the American Society for Clinical Oncology 2026 Annual Meeting in May, the Company presented interim clinical results from the KYANITE-1 Phase 1/2 dose expansion cohort evaluating the safety and efficacy of inhaled KB707 plus pembrolizumab in patients with advanced NSCLC. The combination regimen was well tolerated and effective in this late-line setting, achieving an objective response rate (ORR) of 31% and a disease control rate of 75%. Responses were also durable with median duration of response and progression free survival not reached as of data cut-off. These results build on previously disclosed ORR of 36% in late-line, advanced NSCLC patients treated with inhaled KB707 as monotherapy.
The Company expects to complete enrollment in the final dose expansion cohort of KYANITE-1, evaluating inhaled KB707 in combination with chemotherapy in patients with advanced NSCLC, later this year. The Company plans to report updated interim clinical results from KYANITE-1 and potential registrational study plans in 1H 2027. Details of the KYANITE-1 study can be found at www.clinicaltrials.gov under NCT identifier: NCT06228326.
Intratumoral KB707 for the treatment of Gorlin syndrome
After detecting promising early efficacy signals among basal cell carcinoma (BCC) patients treated with the lowest dose of intratumoral KB707 in the dose escalation phase of the Company’s OPAL-1 Phase 1/2 study, the Company expanded the scope of the study to evaluate the safety and efficacy of this dose in patients with Gorlin syndrome. Gorlin syndrome is a rare genetic disease caused by mutations in hedgehog signaling intermediates PTCH1, PTCH2, and SUFU and characterized by a greatly increased risk of developing BCCs. Patients with Gorlin syndrome can develop BCCs as early as infancy and may have hundreds of BCCs over their lifetimes requiring frequent and potentially disfiguring surgical procedures. Prevalence data for Gorlin syndrome is limited but available data suggest the number of patients with Gorlin syndrome in the US could exceed 10,000. The Company has now enrolled three patients with Gorlin syndrome in OPAL-1 and expects to provide an interim clinical update on these patients as well as outline potential development plans for intratumoral KB707 for the treatment of Gorlin syndrome later this year. Details of the OPAL-1 study can be found at www.clinicaltrials.gov under NCT identifier: NCT05970497.
Aesthetics
KB304 for the treatment of wrinkles of the décolleté
Jeune Aesthetics, Inc., a wholly owned subsidiary of the Company, expects to initiate a Phase 2 study of its lead program KB304 in 2027.

Financial Results for the Quarter Ended June 30, 2026:
•Cash, cash equivalents and investments totaled $1.1 billion as of June 30, 2026
•Product revenue, net totaled $119.2 million and $96.0 million for the three months ended June 30, 2026 and June 30, 2025, respectively.
•Cost of goods sold totaled $6.4 million and $7.2 million for the three months ended June 30, 2026 and June 30, 2025, respectively.
•Research and development expenses for the three months ended June 30, 2026 were $14.5 million, inclusive of $2.5 million of stock-based compensation, compared to $14.4 million, inclusive of stock-based compensation of $2.6 million, for the three months ended June 30, 2025.
•Selling, general, and administrative expenses for the three months ended June 30, 2026 were $39.9 million, inclusive of stock-based compensation of $11.7 million, compared to $35.1 million, inclusive of stock-based compensation of $11.5 million, for the three months ended June 30, 2025.
•Net income for the three months ended June 30, 2026 was $54.8 million, or $1.85 per common share (basic) and $1.79 per common share (diluted). Net income for the three months ended June 30, 2025 was $38.3 million, or $1.33 per common share (basic) and $1.29 per common share (diluted).
•For additional information on the Company’s financial results for the three months ended June 30, 2026, please refer to the Form 10-Q filed with the SEC.

Financial Results for the Six Months Ended June 30, 2026:
•Product revenue, net totaled $235.6 million and $184.2 million for the six months ended June 30, 2026 and June 30, 2025, respectively.
•Cost of goods sold totaled $12.8 million and $12.2 million for the six months ended June 30, 2026 and June 30, 2025, respectively.
•Research and development expenses for the six months ended June 30, 2026 were $29.8 million, inclusive of $4.6 million of stock-based compensation, compared to $28.7 million, inclusive of stock-based compensation of $5.1 million, for the six months ended June 30, 2025.
•Selling, general, and administrative expenses for the six months ended June 30, 2026 were $80.9 million, inclusive of stock-based compensation of $23.1 million, compared to $67.7 million, inclusive of stock-based compensation of $22.5 million, for the six months ended June 30, 2025.
•Net income for the six months ended June 30, 2026 was $110.7 million, or $3.76 per common share (basic) and $3.62 per common share (diluted). Net income for the six months ended June 30, 2025 was $74.1 million, or $2.57 per common share (basic) and $2.48 per common share (diluted).
•For additional information on the Company’s financial results for the six months ended June 30, 2026, please refer to the Form 10-Q filed with the SEC.

Financial Guidance

($ in millions)	FY 2026 Guidance
Non-GAAP Research and Development (“R&D”) and Selling, General and Administrative (“SG&A”) expense(1)	$175.0 - $195.0
(1) Refer to Non-GAAP Financial Measures section below for additional information. Non-GAAP combined R&D and SG&A expense guidance does not include stock-based compensation as we are currently unable to confidently estimate Full Year 2026 stock-based compensation expense. As such, we have not provided a reconciliation from forecasted non-GAAP to forecasted GAAP combined R&D and SG&A Expense in the above. This could materially affect the calculation of forward-looking GAAP combined R&D and SG&A Expense as it is inherently uncertain.
Conference Call
The Company will host a conference call and webcast on August 3, 2026, at 8:30 am ET.
Investors and the general public can access the live webcast at:
https://www.webcaster5.com/Webcast/Page/3018/54300.
For those unable to listen to the live conference call, a replay will be available for 30 days on the Investors section of the Company’s website at www.krystalbio.com.

About VYJUVEK
VYJUVEK is a non-invasive, topical, redosable genetic medicine designed to deliver two copies of the COL7A1 gene when applied directly to DEB wounds. VYJUVEK was designed to treat DEB at the molecular level by providing the patient’s skin cells the template to make normal COL7 protein, thereby addressing the fundamental disease-causing mechanism. VYJUVEK is approved in the United States, Europe, and Japan.
U.S. INDICATION
VYJUVEK is a herpes-simplex virus type 1 (HSV-1) vector-based gene therapy indicated for the treatment of wounds in adult and pediatric patients with dystrophic epidermolysis bullosa with mutation(s) in the collagen type VII alpha 1 chain (COL7A1) gene.
IMPORTANT SAFETY INFORMATION
Adverse Reactions
The most common adverse drug reactions (incidence >5%) were itching, chills, redness, rash, cough, and runny nose. These are not all the possible side effects with VYJUVEK. Call your healthcare provider for medical advice about side effects.
To report SUSPECTED ADVERSE REACTIONS, contact Krystal Biotech, Inc. at 1-844-557-9782 or FDA at 1-800-FDA-1088 or http://www.fda.gov/medwatch.
Contraindications
None.
Warnings and Precautions
VYJUVEK gel may be applied by a healthcare provider, a caregiver, or the patient.
After treatment, patients and caregivers should be careful not to touch treated wounds and dressings until the next dressing change.
Wash hands and wear protective gloves when changing wound dressings. Disinfect bandages from the first dressing change with a virucidal agent, and dispose of the disinfected bandages in a separate sealed plastic bag in household waste. Dispose of the subsequent used dressings in a sealed plastic bag in household waste.
Patients should avoid touching or scratching wound sites or wound dressings.
In the event of an accidental exposure flush with clean water for at least 15 minutes.
For more information, see full U.S. Prescribing Information.
About Krystal Biotech, Inc.
Krystal Biotech, Inc. (NASDAQ: KRYS) is a fully integrated, commercial-stage, global biotechnology company focused on the discovery, development and commercialization of genetic medicines to treat diseases with high unmet medical needs. VYJUVEK®, the Company’s first commercial product, is the first-ever redosable gene therapy and the first genetic medicine approved in the United States, Europe, and Japan for the treatment of dystrophic epidermolysis bullosa. The Company is rapidly advancing a robust preclinical and clinical pipeline of investigational genetic medicines. Krystal Biotech is headquartered in Pittsburgh, Pennsylvania. Visit www.krystalbio.com to learn more or follow us on LinkedIn and X.
About Jeune Aesthetics, Inc.
Jeune Aesthetics, Inc., a wholly-owned subsidiary of Krystal Biotech, Inc., is a biotechnology company leveraging a clinically validated gene delivery platform to develop products to fundamentally address – and reverse – the biology of aging and/or damaged skin. For more information, please visit http://www.jeuneinc.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company’s belief that the next 12 to 18 months could mark an important transition to a multi-product genetic medicines company; the commercial launch and expansion of VYJUVEK in Europe and additional markets (including the timing of pricing and reimbursement discussions in Germany and France, anticipated commercial launches in Italy and Spain, and the timing of marketing authorization filings in other jurisdictions); the Company’s development plans for its product candidates; the timing of enrollment, data readouts, and regulatory interactions with respect to the Company’s clinical trials of its product candidates (including registrational study plans for KB407, KB111, and inhaled KB707 and plans for an interim clinical update on the Company’s clinical study evaluating intratumoral KB707 in patients with Gorlin syndrome); and other statements about expectations, plans, and prospects. These statements are often identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions.; Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; the availability, pricing, and commercial potential of VYJUVEK and the Company’s product candidates; and other important factors set forth under the caption “Risk Factors” in the Company’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change, and although the Company may elect to update these statements, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.
Non-GAAP Financial Measures
This press release includes forward-looking combined R&D and SG&A expense guidance that is not required by, or presented in accordance with, U.S. GAAP and should not be considered as an alternative to R&D and SG&A expense or any other performance measure derived in accordance with GAAP. The Company defines non-GAAP combined R&D and SG&A expense as GAAP combined R&D and SG&A expense excluding stock-based compensation. The Company cautions investors that amounts presented in accordance with its definition of non-GAAP combined R&D and SG&A expense may not be comparable to similar measures disclosed by competitors because not all companies calculate this non-GAAP financial measure in the same manner. The Company presents this non-GAAP financial measure because it considers this measure to be an important supplemental measure and believes it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in the Company’s industry. Management believes that investors’ understanding of the Company’s performance is enhanced by including this forward-looking non-GAAP financial measure as a reasonable basis for comparing the Company’s ongoing results of operations. Management uses this non-GAAP financial measure for planning purposes, including the preparation of the Company’s internal annual operating budget and financial projections; to evaluate the performance and effectiveness of the Company’s operational strategies; and to evaluate the Company’s capacity to expand its business. This non-GAAP financial measure has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for R&D and SG&A expense or other financial statement data presented in accordance with GAAP in the Company’s consolidated financial statements. The Company has not provided a quantitative reconciliation of forecasted non-GAAP combined R&D and SG&A expense to forecasted GAAP combined R&D and SG&A expense because the Company is unable, without making unreasonable efforts, to calculate the reconciling item, stock-based compensation expenses, with confidence. This item, which could materially affect the computation of forward-looking GAAP combined R&D and SG&A expense, is inherently uncertain and depends on various factors, some of which are outside of the Company’s control.
CONTACT
Investors and Media:
Stéphane Paquette, PhD
Krystal Biotech
spaquette@krystalbio.com

Condensed Consolidated Balance Sheet Data:

	June 30, 2026	December 31, 2025
(in thousands)	(unaudited)
Balance sheet data:
Cash and cash equivalents	$427,740	$496,304
Short-term investments	417,891	331,487
Long-term investments	257,291	128,066
Total assets	1,500,648	1,333,794
Total liabilities	141,522	114,234
Total stockholders’ equity	$1,359,126	$1,219,560
Condensed Consolidated Statements of Operations:

	Three Months Ended June 30,
	2026	2025	Change
(in thousands, except per share data)	(unaudited)
Revenue
Product revenue, net	$119,222	$96,042	$23,180
Operating Expenses
Cost of goods sold	6,437	7,165	(728)
Research and development	14,518	14,410	108
Selling, general, and administrative	39,850	35,068	4,782
Total operating expenses	60,805	56,643	4,162
Income from operations	58,417	39,399	19,018
Other income
Interest and other income, net	7,662	7,376	286
Income before income taxes	66,079	46,775	19,304
Income tax expense	(11,311)	(8,442)	(2,869)
Net income	$54,768	$38,333	$16,435

Net income per common share:
Basic	$1.85	$1.33
Diluted	$1.79	$1.29

Weighted-average common shares outstanding:
Basic	29,529	28,910
Diluted	30,657	29,749

	Six Months Ended June 30,
	2026	2025	Change
(in thousands, except per share data)	(unaudited)
Revenue
Product revenue, net	$235,579	$184,225	$51,354
Operating Expenses
Cost of goods sold	12,760	12,193	567
Research and development	29,849	28,666	1,183
Selling, general, and administrative	80,863	67,714	13,149
Total operating expenses	123,472	108,573	14,899
Income from operations	112,107	75,652	36,455
Other income
Interest and other income, net	15,414	14,720	694
Income before income taxes	127,521	90,372	37,149
Income tax expense	(16,821)	(16,305)	(516)
Net income	$110,700	$74,067	$36,633

Net income per common share:
Basic	$3.76	$2.57
Diluted	$3.62	$2.48

Weighted-average common shares outstanding:
Basic	29,409	28,863
Diluted	30,584	29,819